Exhibit 21.1

SUBSIDIARIES OF DRIL-QUIP, INC.

Name of Entity	Jurisdiction of Formation
Dril-Quip, Inc.	Delaware
Dril-Quip Holdings Pty. Ltd	Australia
Dril-Quip do Brasil Ltda.	Brazil
TIW Canada U.L.C.	Canada
Dril-Quip Oilfield Services (Tianjin) Co., Ltd.	China
Dril-Quip AP Holdings LLC	Delaware
Dril-Quip UK Holdings LLC	Delaware
Dril-Quip Holdings LLC	Delaware
Dril-Quip International LLC	Delaware
Dril-Quip Dutch Holdings LLC	Delaware
Dril-Quip Foreign Interest LLC	Delaware
Dril-Quip Investments LLC	Delaware
Dril-Quip Venezuela LLC	Delaware
TIW International, LLC	Delaware
TIWEC, S.A.	Ecuador
Dril-Quip Egypt for Petroleum Services S.A.E.	Egypt
Dril-Quip Asia Pac LP	England
Dril-Quip UK LP	England
Dril-Quip (Ghana) Ltd.	Ghana
Dril-Quip Cross Ghana Limited	Ghana
TIW Hungary LLC	Hungary
PT. DQ Oilfield Services Indonesia	Indonesia
Servicios Dril-Quip de México, S. de R.L. de C.V.	Mexico
Dril-Quip TIW Mexico S. de R.L. de C.V	Mexico
DRQ Holdings C.V.	Netherlands
DRQ Netherlands C.V	Netherlands
Dril-Quip B.V.	Netherlands
Dril-Quip (Nigeria) Ltd	Nigeria
Dril-Quip Qatar LLC	Qatar
Dril-Quip TIW Saudi Arabia LLC	Saudi Arabia
Dril-Quip (Europe) Limited	Scotland
Dril-Quip UK Holdco Ltd.	Scotland
TIW (UK) Limited	Scotland
Dril-Quip Asia Pacific Pte Ltd	Singapore
TIW Corporation	Texas
Honing Inc.	Texas
TIW Hunshare, LLC	Texas
The Technologies Alliance Inc.	Texas
TIW de Venezuela S.A.	Venezuela